Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 10, 2025 (the “Merger Agreement”) is made and entered into as of December 18, 2025, by and between Enova International, Inc. (“Enova”), a Delaware corporation, and Grasshopper Bancorp, Inc. (“Grasshopper”), a Delaware corporation.

WHEREAS, in accordance with Section 10.5 of the Merger Agreement, Enova and Grasshopper desire to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.
Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.
2.
Amendments.
(a)
Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each share of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following consideration from Enova, in each case without interest:

(i)
the Stock Consideration; and
(ii)
the Cash Consideration.”
(b)
Section 2.1(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“All shares of Grasshopper Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book entry share (a “Book-Entry Share”) registered in the transfer books of Grasshopper that immediately prior to the Effective Time represented shares of Grasshopper Common Stock shall cease to have any rights with respect to such Grasshopper Common Stock other than the right to receive the Stock Consideration and the Cash Consideration in accordance with, and subject to, Section 2.1 and ARTICLE 3, including the right, if any, to receive the Fractional Share Payment together with the amounts, if any, payable pursuant to Section 3.2(d) (collectively, the “Merger Consideration”).”

(c)
Section 2.2 of the Merger Agreement is hereby amended and restated in its entirety as follows.

“Intentionally Omitted.”

(d)
Section 2.4(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Grasshopper Stock Options. At the Effective Time, each option granted by Grasshopper to purchase a share of Grasshopper Common Stock under the Grasshopper Stock Plan, whether vested or unvested (a “Grasshopper Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be fully vested and then canceled and converted into the right to receive from Enova, no later than 10 Business Days following the Closing Date, a cash payment (less any required Tax withholding) equal to the product (rounded up to the nearest whole cent) of (i) the number of shares of Grasshopper Common Stock subject to such Grasshopper Stock Option immediately prior to the Effective Time, multiplied by (ii) the difference, if positive, between the Per Share Cash Amount and the exercise price of the Grasshopper Stock Option. Any Grasshopper Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled with no consideration being paid to the optionholder with respect to such Grasshopper Stock Option.”

(e)
Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Intentionally Omitted.”

(f)
Section 3.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Deposit of Merger Consideration. At or immediately prior to the Effective Time, Enova shall deposit, or shall cause to be deposited, with an exchange agent appointed by Enova (the “Exchange Agent”), for the benefit of holders of record of shares of Grasshopper Common Stock (excluding the Canceled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (“Holders”), for exchange in accordance with this ARTICLE 3, (i) evidence of shares in book-entry form or, at the option of Enova, certificates (collectively referred to as “Enova Certificates”) for shares of Enova Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration, (B) any Fractional Share Payment, to the extent then determinable, and, (C) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.2(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Enova, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration. Any interest and other income resulting from such investments shall be paid to Enova. Enova shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.”

(g)
Section 3.2(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, and in any event not later than five Business Days following the Effective Time, Enova shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Enova), a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, together with properly completed and duly executed transmittal materials, duly executed on behalf of each Person effecting the surrender of such Certificates or Book-Entry Shares, and shall be in such form and have such other provisions as Enova or the Exchange Agent may reasonably specify, and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent in exchange for the consideration for which such Person may be entitled pursuant to ARTICLE 2 and this ARTICLE 3 (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Stock Consideration in non-certificated book-entry form which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement and (ii) a check representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.”

(h)
Section 3.2(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Share Transfer Books. At the Effective Time, the share transfer books of Grasshopper shall be closed, and thereafter there shall be no further registration of transfers of shares of Grasshopper Common Stock. From and after the Effective Time, Holders who held shares of Grasshopper Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.2, each Certificate or Book-Entry Share theretofore representing shares of Grasshopper Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor, subject, however, to Enova’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Grasshopper in respect of such shares of Grasshopper Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of Grasshopper Common Stock formerly represented thereby.”

(i)
The last sentence of Section 4.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“As of the Effective Time, no more than (1) 36,115,245 shares of Grasshopper Common Stock will be issued and outstanding (excluding treasury shares and excluding any shares of Grasshopper Common Stock issued upon the exercise of any Grasshopper Stock Option or Grasshopper Warrant, in each case, that was issued and outstanding as of the date hereof (such shares issued upon exercise, the “Exercised Shares” and 36,115,245 plus the number of Exercised Shares, the “Maximum Shares”)), (2) 28,673 shares of Grasshopper Common Stock will be held by Grasshopper in its treasury, and (3) no shares of Grasshopper preferred stock will be issued and outstanding or held by its treasury.”

(j)
The definition of “Cash Consideration” in Section 10.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Cash Consideration” means $4.845; provided, that if the total number of shares of Grasshopper Common Stock (excluding treasury shares) issued and outstanding immediately prior to the Effective Time exceeds the Maximum Shares, then the Cash Consideration shall mean the amount that is equal to the quotient obtained by dividing (a) $4.845 multiplied by the Maximum Shares by (b) the total number of shares of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time.”

(k)
Section 10.1 of the Merger Agreement is hereby amended by inserting the following additional defined term (in appropriate alphabetical order):

““Per Share Cash Amount” means the amount that is the result of the Cash Consideration multiplied by two.”

(l)
Section 10.2 of the Merger Agreement is hereby amended by (i) deleting the following defined terms: “Cash Election”, “Cash Election Cap”, “Cash Election Number”, “Cash Election Shares”, “Election”, “Election Deadline”, “Election Form”, “Exchange Agent Agreement”, “Mailing Date”, “Non Election Shares”, “Shortfall Floor Number”, “Stock Election”, and “Stock Election Shares”, and (ii) adding the following defined terms: “Exercised Shares” and “Per Share Cash Amount”.
3.
Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.
4.
References to the Merger Agreement. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, provided that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to December 10, 2025.

5.
Miscellaneous Terms. The provisions of Sections 10.3 through 10.14 of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
6.
Incorporation. In any publication of the Merger Agreement, the text of the amendment of Sections 2.1(c), 2.1(d), 2.2, 2.4(a), 3.1, 3.2(a), 3.2(b), 3.2(c), 4.3(a), 10.1 and 10.2 of, the Merger Agreement may be substituted for, or supplement, as applicable, the original text of Sections 2.1(c), 2.1(d), 2.2, 2.4(a), 3.1, 3.2(a), 3.2(b), 3.2(c), 4.3(a), 10.1 and 10.2 of, the Merger Agreement and incorporated in the Merger Agreement as though they were originally set forth therein without publishing or reproducing the entirety of this Amendment.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ENOVA INTERNATIONAL, INC.

By: /s/ David Fisher
Name: David Fisher

Title: Chief Executive Officer

GRASSHOPPER BANCORP, INC.

By: /s/ Michael Butler
Name: Michael Butler

Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]